                                                                  Exhibit 23.2

                  CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 33-00000) and related Prospectus of One Liberty Properties, Inc. for the registration of $200.0 million of its common stock and to the incorporation by reference therein of our report dated March 3, 2003, except for the line of credit information included in Note 6 as to which the date is March 21, 2003, with respect to the consolidated financial statements and schedule of One Liberty Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


/s/  Ernst & Young LLP



New York, New York
September 12, 2003